Exhibit 10.1

April 20, 2012

Mr. Bruce Tomlinson
1468 Club View Terrace
Los Altos, CA 94024

Dear Bruce:

On behalf of PDL BioPharma, Inc. (‘PDL’ or ‘we’), I am pleased to extend to you an employment offer for the position of Vice President and Chief Financial Officer, subject to final Board approval.   You would report to PDL’s Chief Executive Officer (the ‘CEO’).  You would be expected to work full time at our principal place of business at 932 Southwood Boulevard, Incline Village, Nevada 89451.  As discussed, your employment with PDL will begin on June 11, 2012.

You agree that you will devote your full business time and efforts to PDL.  You agree that you will not engage in any other business or serve in any position with, or as a consultant or adviser to, any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of PDL’s Board.  Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with your duties hereunder or create a business or fiduciary conflict, you will not be prohibited from (i) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors), (ii) managing your passive personal investments, and (iii) continuing your service in the positions that you held as of the date of this Offer Letter, which includes serving on the Finance Committee for the Los Altos Golf and Country Club,  provided that any such service obligation is not materially increased beyond what you have disclosed to us.

Base Salary

Your annual base salary (as in effect from time to time, ‘Base Salary’) will be $375,000, less applicable taxes and withholdings, and will be payable in accordance PDL’s payroll procedures.  Your Base Salary shall be reviewed each year but will not be subject to decrease unless such decrease is part of an overall reduction effected for executive officers of PDL.

Target Bonus

Your annual target bonus will be set at fifty percent (50%) of your annual Base Salary.  Your bonus will be based seventy-five percent (75%) on your contribution to PDL’s achievement of its goals and objectives and twenty-five percent (25%) on your individual performance as determined by the CEO and the Compensation Committee of the Board. For additional details regarding the 2012 Bonus Plan, please see Exhibit A.  We will work together to develop your personal goals for 2012.

Long-Term Incentive

Effective ten (10) days following your hire date, PDL will grant you a long term incentive award (the ‘Long-Term Incentive’) comprised of two components: (i) the right to receive $245,000 in cash; and (ii) a number of unvested restricted shares of PDL common stock with a Grant Value equal to $105,000.  For this purpose, ‘Grant Value’ means the closing price of PDL's common stock on the tenth (10th) day following your hire date or, if the tenth (10th) day following your hire date is not a trading day, then the closing price of the next trading day.

Subject to your continued employment through December 31, 2013 (‘Vesting Period’), the Long-Term Incentive will vest and become payable upon December 31, 2013 (‘Vesting Date’). The cash component may be increased based on company performance.  If any of the performance goals set forth in the 2013 Long-Term Incentive Plan, attached as Exhibit B, are achieved on or before December 31, 2013, then you may receive an additional cash payment equal to a percentage of your target cash payment (‘Adjustment’).  The amount of the Adjustment and the achievement of each performance goal will be determined by PDL’s Compensation Committee in its sole discretion, provided that the aggregate maximum cash payment may not exceed two times (2x) your target cash payment.

Dividend payments and other distributions made on the restricted share component of the Long-Term Incentive during the Vesting Period will accrue through the Vesting Period and will be paid, plus interest (based on the prevailing interest rate of the Merrill Lynch FFI Select Institutional Fund), to you on the Vesting Date.

In the event of a Change in Control, (i) the vesting of the restricted stock award, (ii) the payment of any accrued but unpaid dividends or other distributions, plus interest (at the rate set forth above), and (iii) the payment of the target cash payment, plus any Adjustments that the Compensation Committee determines has been earned as of the Change in Control, will accelerate and pay in connection with the Change in Control.

The Compensation Committee has indicated that it intends to adopt annually long term incentive plans similar to the above 2012-13 Long term Incentive Plan.  The Compensation Committee reserves the right to modify any or all of the terms of future long term incentive plans, including the cessation of such future long term incentive plans.

For additional details regarding the Long-Term Incentive program, please see Exhibit B.

Termination without Cause or Resignation for Good Reason

If you are terminated without Cause or resign for Good Reason, (a) you will receive a lump sum cash payment equal to (i) one hundred percent (100%) of the sum of your Base Salary in effect immediately prior to the time of separation, (ii) seventy-five percent (75%) of the sum of your annual target bonus for the year in which separation occurs and (iii) twelve months of COBRA Benefits and (b)(i) any unvested cash payments and equity awards under any long-term incentive plan in effect at the date of separation shall ratably accelerate, vest and pay in proportion to the time lapsed during the vesting period, as increased by any adjustments and milestones earned by the time of payment and (ii) any accrued and unpaid dividends and interest on the then unvested equity awards shall vest and pay; provided that such payment and other benefit shall be contingent upon your signing a release of all claims against PDL in a form acceptable to the Company.

For additional details regarding your severance benefits and the meanings of ‘Cause’ and ‘Good Reason,’ please see Exhibit C.

Housing and Relocation Assistance

Because PDL is domiciled in Nevada and because of the difficulties in selling a home in the Bay Area at an acceptable price, PDL will provide assistance to you to rent or purchase housing in Nevada proximate to PDL’s offices.  PDL will pay up to $4,000 per month for five years in housing assistance.  In addition, to defray your moving expenses, PDL will reimburse you for such expenses up to $10,000.

Health and Related Benefits

Through TriNet, PDL provides a welfare benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage, in which you will be eligible to participate in accordance with PDL guidelines.  In general, PDL pays between 90% and 95% of premiums for employee medical, employee dental and employee vision coverage.  In addition, PDL funds between 80% and 85% of premiums for medical, dental and vision coverage for spouse, dependent, and domestic partner coverage.  Exact reimbursement varies by plan selected. For a summary of these benefits and your options, please see Exhibit D.

Holidays, Vacation and Sick Leave

In 2012, full-time employees will be paid as if they worked ten (10) designated holidays. PDL also offers one (1) Unrestricted Floating Holiday during the calendar year to regular full-time employees.  An Unrestricted Floating Holiday may be used at any time for any occasion, provided that the employee obtains advance management approval for the scheduled usage of the Unrestricted Floating Holiday.

In addition, each full-time employee accrues vacation time based on the number of regular hours worked.  In any calendar year, you can accrue up to one hundred and sixty hours (160) hours or twenty (20) days of paid vacation time. Usage and scheduling of time off is subject to the direction and approval of your supervisor.

Finally, PDL offers sick leave when your own illness prevents you from reporting to work.  Your sick leave is calculated in increments for each pay period and, like vacation time, is based upon hours worked.  You can accrue up to forty-eight (48) hours or six (6) days of sick leave annually.  For additional details regarding these policies, please see Exhibit D.

401(k) Plan

Through Great Western Retirement Services, PDL provides the opportunity for its employees to participate in our 401(k) Plan.  Under the terms of PDL’s 401(k) Plan, the company matches 100% of the employee’s contribution up to 3% of their salary and matches 50% of the employee’s contribution from 3% to 5% of their salary. Vesting under the 401(k) Plan is immediate.  The Compensation Committee reserves the right to modify any or all of the terms of PDL’s 401(k) Plan, including cessation of the 401(k) Plan.

Other Important Information

Your employment with PDL will not be for a set term, and you will be an at-will employee.  As a PDL employee, you will be free to resign at any time, just as we will be free to terminate your employment at any time, with or without Cause.  There will be no express or implied agreements to the contrary.

PDL intends that payments and benefits provided to you pursuant to this Offer Letter be exempt from or comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  Any ambiguities in this Offer Letter shall be construed in a manner consistent with such intent.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States.

To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below and return it, along with a signed copy of the enclosed Proprietary Information and Invention Assignment Agreement, to John McLaughlin.  By executing this Offer Letter, you hereby represent that your execution hereof and performance of your obligations hereunder do not and will not contravene or otherwise conflict with any other agreement to which you are a party or any other legal obligation applicable to you.  This Offer Letter, along with the Proprietary Information and Invention Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This Offer Letter may not be modified or amended except by a written agreement, signed by PDL and you.

We are very excited at the prospect of your joining PDL.

Sincerely,

PDL BioPharma, Inc.	Accepted by:

/s/ John P. McLaughlin	/s/ Bruce Tomlinson

John P. McLaughlin President & CEO	Bruce Tomlinson Date: April 23, 2012

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